Exhibit 99.1

CEVA, Inc. Announces Fourth Quarter and Year End 2019 Financial Results

●	Record quarterly total revenue of $28.3 million, up 32% year-over-year
●	Record 360 million CEVA-powered devices shipped in fourth quarter, up 45% year-over-year
●	21 agreements completed in the fourth quarter; 52 completed overall in 2019
●	Record annual licensing revenue of $47.9 million, up 18% year-over-year
●	Strong growth in non-handset baseband royalty revenue of $13 million, up 49% year-over-year

MOUNTAIN VIEW, Calif. – February 18, 2020 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the fourth quarter and year ended December 31, 2019.

Total revenue for the fourth quarter of 2019 was a record high $28.3 million, an increase of 32%, when compared to $21.4 million reported for the fourth quarter of 2018. Fourth quarter 2019 licensing and related revenue was a record high $14.8 million, an increase of 40%, when compared to $10.5 million reported for the same quarter a year ago. Royalty revenue for the fourth quarter of 2019 was a record high $13.5 million, an increase of 24%, when compared to $10.9 million reported for the fourth quarter of 2018.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “We are extremely pleased with our outstanding fourth quarter, as we set record highs in licensing and royalties. Our organization showed exceptional performance in executing twenty-one licensing agreements for a record revenue of $14.8 million, including a strategic agreement with a very large smartphone OEM for its in-house cellular modem development. Our record royalty revenue quarter of $13.5 million was driven by new handset launches and seasonal strength together with new production ramps of our non-handset baseband technologies.”

Mr. Wertheizer continued: “Our broad and comprehensive product portfolio for wireless connectivity and smart sensing, together with an outstanding effort by our team in 2019, led to an all-time high $47.9 million in licensing revenue and a record fifty-two license agreements signed. Our royalty business grew 5% to $39.3 million, driven by rapid expansion in the non-handset baseband category with 49% year-over-year growth to $13 million, offset by overall maturity in the handset space.”

During the quarter, CEVA completed twenty-one license agreements. Six of the agreements were for smart sensing products and fifteen for connectivity products. Nineteen of the licensing agreements signed during the quarter were for non-handset baseband applications and ten were with first-time customers of CEVA. Customers’ target applications include baseband processing for 5G base stations, smartphones and cellular IoT devices, AI and computer vision for consumer electronics, surveillance and automotive, audio and Bluetooth connectivity for true wireless stereo earbuds, sensor fusion for smart TV control, laptops and PC peripherals, and Bluetooth and Wi-Fi connectivity for a wide variety of IoT devices. Geographically, ten of the deals signed were in China, five were in the U.S., two in Europe and four were in the APAC region, including Japan.

GAAP net income for the fourth quarter of 2019 increased 33% to $3.1 million, compared to $2.3 million reported for the same period in 2018. GAAP diluted earnings per share for the fourth quarter of 2019 increased 40%, to $0.14 from $0.10 a year ago.

Non-GAAP net income and diluted earnings per share for the fourth quarter of 2019 were $6.8 million and $0.30, respectively, representing an increase of 29% and 30% respectively, over the $5.2 million and $0.23 reported for the fourth quarter of 2018. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.8 million, and (b) the impact of the amortization of acquired intangibles and other assets of $0.9 million associated with the acquisitions of RivieraWaves and the Hillcrest Labs business, and investments in NB-IoT and Immervision technologies. Net income and diluted earnings per share for the fourth quarter of 2018 excluded: (i) equity-based compensation expense, net of taxes, of $2.0 million, and (ii) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and the investment NB-IoT technologies, and (iii) revaluation of investment in other company, net of taxes, of $0.7 million.

Full Year 2019 Review

Total revenue for 2019 was $87.2 million, an increase of 12%, when compared to $77.9 million reported for 2018. Licensing and related revenue for 2019 was $47.9 million, an increase of 18%, when compared to $40.4 million reported for 2018. Royalty revenue for 2019 was $39.3 million, representing an increase of 5%, as compared to $37.4 million reported for 2018.

U.S. GAAP net income diluted earnings per share for 2019 were $0.0 million and $0.00, respectively, compared to U.S GAAP net income and diluted net income $0.6 million and $0.03, respectively reported for 2018.

Non-GAAP net income and diluted earnings per share for 2019 were $13.4 million and $0.59, respectively, representing an increase of 10% and 11% respectively, over $12.1 million and $0.53 reported for 2018, respectively. Non-GAAP net income and diluted earnings per share for 2019 excluded (a) equity-based compensation expense, net of taxes, of $10.1 million, (b) the impact of the amortization of acquired intangibles of $2.3 million associated with the acquisitions of RivieraWaves and the Hillcrest Labs business, and the investments in NB-IoT and Immervision technologies, and (c) deal expenses and write-off of an acquired lease associated with the Hillcrest Labs transaction of $0.8 million. Non-GAAP net income and diluted earnings per share for 2018 excluded (a) equity-based compensation expense, net of taxes, of $9.7 million, and (b) the impact of the amortization of acquired intangibles of $1.2 million associated with the acquisition of RivieraWaves and the investment NB-IoT technologies, and (c) revaluation of investment in other company, net of taxes, of $0.7 million.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: "We reached a number of financial and business milestones in 2019 as our diversification strategy continued to drive growth. We surpassed 1 billion CEVA-powered unit shipments reported by our customers as we ended the year with a record 360 million unit shipments in the fourth quarter alone. We invested $21 million in the expansion of our business and our addressable markets with the acquisition of the Hillcrest Labs sensor fusion business and the technology investment in Immervision. We also purchased approximately $9.1 million of our common stock through our stock buyback program in 2019. Indeed, the Board of Directors authorized the expansion of the Company’s share repurchase program with an additional 700,000 shares of common stock available for repurchase. As of December 31, 2019, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits totaled $150 million, with no debt.”

CEVA Conference Call

On February 18, 2020, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/32718. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10138027) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on February 28, 2020. The replay will also be available at CEVA's web site at www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and IMU solutions for AR/VR, robotics, remote controls, and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include Mr. Wertheizer’s statements that in 2020, CEVA is expected to continue its top-line revenue growth, driven by strong momentum in licensing and expansion in royalties from non-handset baseband products. The risks, uncertainties and assumptions that could cause differing CEVA results include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the maturation of the connectivity, IoT and 5G markets, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings.  CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Year ended
	December 31,		December
	2019	2018	2019	2018
	Unaudited
Revenues:
Licensing and related revenues	$14,806	$10,539	$47,890	$40,446
Royalties	13,506	10,862	39,262	37,431

Total revenues	28,312	21,401	87,152	77,877

Cost of revenues	2,823	1,985	10,106	7,951

Gross profit	25,489	19,416	77,046	69,926

Operating expenses:
Research and development, net	14,250	11,999	52,843	47,755
Sales and marketing	3,554	2,859	12,363	12,161
General and administrative	3,481	2,161	11,841	10,354
Amortization of intangible assets	746	225	1,923	901

Total operating expenses	22,031	17,244	78,970	71,171

Operating income (loss)	3,458	2,172	(1,924)	(1,245)
Financial income , net	992	883	3,291	3,418
Revaluation of investment in other company	—	(870)	—	(870)

Income before taxes on income	4,450	2,185	1,367	1,303
Income taxes (benefit)	1,388	(118)	1,339	729

Net income	$3,062	$2,303	$28	$574

Basic net income per share	$0.14	$0.11	$0.00	$0.03
Diluted net income per share	$0.14	$0.10	$0.00	$0.03
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	21,920	21,863	21,932	22,034
Diluted	22,373	22,197	22,323	22,503

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

 U.S. Dollars in thousands, except per share amounts

	Three months ended		Year ended
	December 31		December
	2019	2018	2019	2018
	Unaudited

GAAP net income	$3,062	$2,303	$28	$574
Equity-based compensation expense included in cost of revenue	166	108	630	588
Equity-based compensation expense included in research and development expenses	1,543	1,267	5,857	5,141
Equity-based compensation expense included in sales and marketing expenses	383	341	1,495	1,587
Equity-based compensation expense included in general and administrative expenses	779	568	2,736	3,051
Income tax benefit related to equity-based compensation expenses	(101)	(312)	(574)	(712)
Amortization of intangible assets related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies, and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	945	304	3,203	1,241
Revaluation of investment in other company, net of taxes	—	670	—	670
Non-GAAP net income	$6,777	$5,249	$13,375	$12,140

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,373	22,197	22,323	22,503
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	462	404	475	388
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	22,835	22,601	22,798	22,891

GAAP diluted net income per share	$0.14	$0.10	$0.00	$0.03
Equity-based compensation expense, net of taxes	$0.12	$0.09	$0.45	$0.42
Amortization of intangible assets related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies, and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	$0.04	$0.01	$0.14	$0.05
Revaluation of investment in other company, net of taxes	—	$0.03	—	$0.03

Non-GAAP diluted net income per share	$0.30	$0.23	$0.59	$0.53

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	December 31,	December 31,
	2019	2018 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$22,803	$22,260
Marketable securities and short term bank deposits	121,782	123,608
Trade receivables, net	11,066	9,971
Unbilled receivables	17,241	16,185
Prepaid expenses and other current assets	5,660	5,264
Total current assets	178,552	177,288
Long-term assets:
Bank deposits	5,368	21,864
Severance pay fund	9,881	9,026
Deferred tax assets	10,605	5,924
Property and equipment, net	7,879	7,344
Operating lease right-of-use assets	11,066	—
Goodwill	51,070	46,612
Intangible assets, net	13,424	2,700
Other long term assets	9,176	6,505
Total assets	$297,021	$277,263

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$701	$632
Deferred revenues	3,642	3,593
Accrued expenses and other payables	19,642	17,527
Operating lease liabilities	2,393	—
Total current liabilities	26,378	21,752

Long-term liabilities:
Accrued severance pay	10,551	9,632
Operating lease liabilities	8,273	—
Other accrued liabilities	662	—
Total liabilities	45,864	31,384

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	228,005	223,250
Treasury stock	(39,390)	(39,132)
Accumulated other comprehensive income (loss)	94	(1,114)
Retained earnings	62,426	62,853
Total stockholders’ equity	251,157	245,879
Total liabilities and stockholders’ equity	$297,021	$277,263

(*) Derived from audited financial statements